EXHIBIT 6.5

THIS AGREEMENT ("Agreement") is made and entered into this 30th day of, May, 2017, by and between SOCIAL INVESTMENT HOLDINGS, INC., hereinafter referred to as "SIH", whose address is 2121 SW 3rd Ave. Suite 601 Miami, Florida 33129 and Iona Management Group, hereinafter referred to as "IMG".

WITNESSETH:

WHEREAS, SIH is a corporation endeavoring to profitably promote and advance the social and economic needs of disadvantaged communities worldwide, with an emphasis in Africa; and

WHEREAS, in order to achieve its goals, SIH enjoys broad based economic empowerment strategies, including by rallying key individuals and groups to participate and to promote the endeavor; and

WHEREAS, IMG is a corporation organized to provide world-wide Logging/Timber Harvesting and Forestry Management; and

WHEREAS, IMG has over 40 years of experience with proven capabilities in project management and consulting, logistical planning, equipment sales and installation, market feasibility studies, personnel recruitment and training, and complete saw mill turn-key construction and local employee training.; and

WHEREAS, SIH, contingent upon the successful completion of achieving the maximum funding designation from the contemplated Regulation A+ offering, wishes to invest One Million Two Hundred Thousand Dollars ($1,200,000) (hereinafter referred to as the “SIH Investment”) in a yet to be formed joint venture corporation in order to enjoy and profit from the IMG Business Model to further its goals and objectives; and

WHEREAS, SIH and IMG have agreed to form a new entity organized under the laws of the State of Florida for the purpose of executing on a current timber concession, pursuing other global timber opportunities and for the expansion of the IMG project management business model, for the joint advantage of each; and

NOW THEREFORE, in consideration of the mutual promises contained herein and the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

The foregoing recitals are true and are hereby incorporated into this Agreement, and the parties further agree as follows

ARTICLE I

1.	THE NEW COMPANY TO BE FORMED

	1.1.	It is proposed that the parties shall form a new entity bearing the name of "Iona SIH Management" (hereinafter referred to as the “IMGSIH").

	1.2.	It is proposed that IMGSIH shall be formed and organized for the purpose of implementing the IMG Business Model, as set forth in more detail in the SIH Business Plan.

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1.3.	It is proposed that IMGSIH shall be authorized to issue shares of equity and management as the parties hereafter jointly agree.

1.4.	It is proposed that IMG deliver to IMGSIH its expertise, contacts, and extensive experience in the area of, among other things, timber harvesting and project management, in exchange for the SIH Investment in IMGSIH.

1.5.	In exchange for its investment, SIH shall receive 81% of the issued shares of IMGSIH and IMG shall receive 19% of the issued shares of IMGSIH.

1.6.	SIH and IMG agree to enter into a shareholder's agreement on or before the creation and funding of IMGSIH.

1.7.	SIH acknowledges that no representations or warranties of any nature have been made to it respecting the ultimate tax or other economic consequences of its investment. SIH is aware that the business of the proposed New Company is speculative in nature and involves various risks, including, but not limited to those risks that have been discussed with SIH.

1.8.	The parties agree that any of the subscribers or their attorneys may act as incorporator and execute and file suitable organization documents for IMGSIH.

ARTICLE II

2.	OBLIGATIONS OF IMG

	2.1.	IMG shall, based on the terms of this agreement, provide IMGSIH with the IMG Business Model. This shall consist of IMG providing its management and business expertise and including but not limited to, timber harvesting and project management.

	2.2.	IMG shall allow Bill Hardin and Candy Hardin to direct and operate IMGSIH, unless there is mutual agreement to a change by both parties.

ARTICLE III

3.	OWNERSHIP OF BOOKS, RECORDS AND FILES

	3.1.	The parties acknowledge that during and after the formation of IMGSIH, both parties may disclose confidential information, including without limitation, trade secrets, trademarks, servicemarks, copyrighted material, proprietary data, contact information, etc., to the other party. Each party specifically acknowledges that the other party's trade secrets and proprietary data, including, but not limited to, customer information, business contacts, market strategies, business plans and concepts, vendor agreements, address lists, tabulations, compilations, software and specialized software applications, specific product development information, policies, internal memoranda, corporate records, rolodex files, agreements, minutes of meetings, correspondences, membership lists and related information, and any other information pertaining to each party's business dealings, shall remain the property of each respective party.

	3.2.	Each party acknowledges that the other party's trade secrets and proprietary data are confidential. Each party further acknowledges that the confidential information of such other party is a valuable and unique asset of the other party, and agrees not to disclose to any person or entity, except under legal compunction from a court or other entity of competent jurisdiction, nor make personal use of any such confidential information concerning the other party.

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ARTICLE IV

4.	TERM OF AGREEMENT AND TERMINATION

	4.1.	Either party may terminate this Agreement, if the other party is in material breach of the Agreement, by giving written notice thereof to the other party, to cure such breach, following which, without curing the breach, this Agreement shall terminate. Such notice shall specify the alleged material breach, shall state the termination date and shall be sent by certified mail, return receipt requested, to the other party at the notice address specified.

	4.2.	The defaulting party shall have thirty (30) days to cure the default to the reasonable satisfaction of the non-defaulting party.

	4.3.	This agreement shall be in effect from the date of signing for one hundred eighty (180) days, unless otherwise extended by both parties.

ARTICLE V

5.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS

	5.1.	Each party represents that it has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions/development contemplated hereby and to effect the objectives and purposes in accordance with the terms hereof.

	5.2.	The information heretofore furnished by each party in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by any Party does not (in each case taken together and on the date as of which such information is furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

	5.3.	The representations and warranties herein or hereinbefore made by each Party will be true and correct in all material respects on and as of the date hereof and will, except as provided herein, survive the closing.

ARTICLE VI

6.	MISCELLANEOUS

	6.1.	This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement. Unless otherwise specified in this Agreement, no amendment or modification of this Agreement shall be valid or binding upon either party to this Agreement unless made in writing and fully executed by both parties.

	6.2.	The Parties agree and stipulate that time is of the essence with respect to compliance with each and every item set forth in this Agreement.

	6.3.	This Agreement, along with any exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

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6.4.	This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

6.5.	All notices provided herein or contemplated hereby shall be in writing and shall be deemed to have been duly given when sent postage prepaid by certified mail, return receipt requested, to the parties at the addresses contained on the execution page of this Agreement. Each party is to, at all times, keep the other party notified of changes in current mailing and physical addresses.

6.6.	This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. Litigation shall be in th114th Judicial Circuit Court of Florida, located in Miami-Dade County, and venue shall be exclusively in Miami-Dade County, Florida.

6.7.	In the event of litigation, whether in a court of law or in an arbitration proceeding, arising from or relating to this Agreement, the prevailing party shall have its costs, including reasonable attorneys' fees and costs of arbitration, paid by the non-prevailing party.

6.8.	The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Any judgment upon the arbitration award may be entered in any Court having jurisdiction thereof.

6.9.	In construing the terms of this Agreement, it is agreed by the parties hereto that (1) all Article headings are for convenience of reference; (2) all references to gender shall be deemed to include every other person; (3) the singular includes the plural and the plural includes the singular; and (4) the invalidity or unenforceability of any provision of this Agreement shall not affect or impair any other provisions. Furthermore, the parties hereto acknowledge that they have each participated in the preparation of this Agreement, and their respective counsel had the opportunity to make comments and revisions in connection with its preparation. Accordingly, it is hereby agreed that no party shall be deemed to have drafted this Agreement for purposes of any ambiguity construed against the preparer of this Agreement, should a court determine any ambiguity exists.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year set forth at the beginning of this Agreement and do hereby agree to fully perform the covenants and agreements as hereinabove set forth.

SOCIAL INVESTMENT HOLDINGS, INC.

By:	/s/ Julius V Jackson
Julius V Jackson, President

IONA MANAGEMENT GROUP, INC

By:	/s/ Bill Hardin
Bill Hardin, President

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